Exhibit 10.1

****** INDICATES MATERIAL THAT HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

EXCESS OF LOSS REINSURANCE CONTRACT

EFFECTIVE: JUNE 1, 2014

ISSUED TO

HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY

TAMPA, FLORIDA

Including any and/or all companies that are or may hereafter become affiliated therewith,

subject to prior agreement of Reinsurer to include any affiliates

EXCESS OF LOSS REINSURANCE CONTRACT

TABLE OF CONTENTS

ARTICLE 1
BUSINESS COVERED	1
ARTICLE 2
TERM	1
ARTICLE 3
SPECIAL TERMINATION	2
ARTICLE 4
TERRITORY	3
ARTICLE 5
EXCLUSIONS	3
ARTICLE 6
RETENTION AND LIMIT	5
ARTICLE 7
PREMIUM BORDEREAUX REPORTING	6
ARTICLE 8
CLAIM BORDEREAUX REPORTING	8
ARTICLE 9
REINSURANCE REMITTANCES	9
ARTICLE 10
EXPERIENCE ACCOUNT	10
ARTICLE 11
FLORIDA HURRICANE CATASTROPHE FUND	10
ARTICLE 12
DEFINITIONS	11
ARTICLE 13
LOSS OCCURRENCE DEFINITION	14
ARTICLE 14
ACCESS TO RECORDS	15
ARTICLE 15
ARBITRATION	16
ARTICLE 16
CASH CALL	17
ARTICLE 17
COMMUTATION	17

ARP-HCI-02-XOL-FLD-14

DOC: May 21, 2014

ARTICLE 18
CONFIDENTIALITY	18
ARTICLE 19
CURRENCY	20
ARTICLE 20
ENTIRE AGREEMENT	20
ARTICLE 21
ERROR AND OMISSIONS	20
ARTICLE 22
FEDERAL EXCISE TAX	20
ARTICLE 23
GOVERNING LAW	21
ARTICLE 24
INSOLVENCY	21
ARTICLE 25
LATE PAYMENTS	22
ARTICLE 26
LIABILITY OF THE REINSURER	24
ARTICLE 27
LOSS NOTICES AND SETTLEMENTS	24
ARTICLE 28
NO ASSIGNMENT	24
ARTICLE 29
NON-WAIVER	25
ARTICLE 30
NOTICES AND AGREEMENT EXECUTION	25
ARTICLE 31
OFFSET	26
ARTICLE 32
OTHER REINSURANCE	26
ARTICLE 33
SALVAGE AND SUBROGATION	26
ARTICLE 34
SERVICE OF SUIT	26
ARTICLE 35
SEVERABILITY	27
ARTICLE 36
TAXES	28

ARP-HCI-02-XOL-FLD-14

DOC: May 21, 2014

ARTICLE 37
THIRD PARTY RIGHTS	28
ARTICLE 38
INTERMEDIARY	28

ATTACHMENTS

Nuclear Incident Exclusion Clause – Physical Damage – Reinsurance U.S.A. Sanction Limitation And Exclusion Clause

ARP-HCI-02-XOL-FLD-14

DOC: May 21, 2014

EXCESS OF LOSS REINSURANCE CONTRACT

(hereinafter called the “Contract”)

EFFECTIVE: JUNE 1, 2014

issued to

HOMEOWNERS CHOICE PROPERTY & CASUALTY INSURANCE COMPANY

Including any and/or all companies that are or may hereafter become affiliated therewith,

subject to prior agreement of Reinsurer to include any affiliates

(hereinafter called the “Reinsured”)

by

THE SUBSCRIBING REINSURER(S) SPECIFIED IN THE INTERESTS AND LIABILITIES AGREEMENT

ATTACHED TO THIS CONTRACT

(hereinafter called, with other participants, the “Reinsurer”)

ARTICLE 1

BUSINESS COVERED

This Contract is to indemnify the Reinsured in respect of its net excess liability as a result of any loss or losses which may occur during the Term of this Contract under any policies, contracts and binders of insurance or reinsurance (hereinafter called “Policies’’) in force at the effective date hereof or issued or renewed on or after that date, covering direct and assumed business classified by the Reinsured as the property perils of Homeowners, Condominium Owners, Renters and Dwelling and declared by the Reinsured on each premium bordereau per the Premium Bordereaux Reporting Article, subject to the terms, conditions and limitations hereinafter set forth.

ARTICLE 2

TERM

1.	This Contract shall become effective at 12:00:01 a.m., Eastern Time, June 1, 2014, with respect to losses occurring or Loss Occurrences commencing, as applicable, on or after that time and date, and shall remain in force until 11:59:59 p.m., Eastern Time, May 31, 2017, unless earlier terminated in accordance with the provisions of the Special Termination Article herein.

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2.	This Contract shall terminate on a cutoff basis and the Reinsurer shall be released from liability for losses occurring or Loss Occurrences commencing, as applicable, at or after expiration or termination.

3.	Pursuant to the terms of this Contract, the Reinsurer shall not be liable for losses occurring or Loss Occurrences commencing, as applicable, either prior to the effective time and date of this Contract or after the effective time and date of expiration or termination. In the event a Loss Occurrence covered hereunder is in progress at the end of any Contract Year, the Reinsurer’s liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire Loss Occurrence had occurred prior to the end of such Contract Year, provided that no part of such Loss Occurrence is claimed in the subsequent Contract Year or against any renewal or replacement of this Contract.

ARTICLE 3

SPECIAL TERMINATION

1.	The Reinsured may terminate this Contract at the end of any Contract Year by giving written notice to the Reinsurer at least 30 days prior to the end of such Contract Year, in the event any of the following circumstances occur:

a.	The Florida Office of Insurance Regulation or other legal authority has ordered the Reinsurer to cease writing business; or

b.	The Reinsurer’s A.M. Best’s rating has been assigned or downgraded below A- and/or its Standard & Poor’s rating has been assigned or downgraded below BBB+; or

c.	The Reinsurer has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement or similar proceedings (whether voluntary or involuntary), or proceedings have been instituted against the Reinsurer for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations.

2.	The Reinsurer may immediately terminate this Contract by giving 10 days’ written notice to the Reinsured in the event the Reinsured fails to remit any premium installment payment due in accordance with the provisions of the Reinsurance Remittances Article. Should the Reinsured remit payment in full during this notice period, the Reinsurer shall lose the right to terminate, based on the cured failure.

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3.	The Reinsurer may terminate this Contract immediately by giving written notice to the Reinsured in the event any of the following circumstances occur:

a.	The Reinsured has become insolvent or has been placed into liquidation, receivership, supervision, administration, winding-up or under a scheme of arrangement or similar proceedings (whether voluntary or involuntary), or proceedings have been instituted against the Reinsured for the appointment of a receiver, liquidator, rehabilitator, supervisor, administrator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

b.	A change of control and/or sale of the Reinsured.

ARTICLE 4

TERRITORY

The liability of the Reinsurer shall be limited to losses under Policies covering property located within the territorial limits of the State of Florida; but this limitation shall not apply to moveable property if the Reinsured’s Policies provide coverage when said moveable property is outside the aforementioned territorial limits.

ARTICLE 5

EXCLUSIONS

1.	This Contract does not apply to and specifically excludes the following:

a.	All excess of loss reinsurance assumed by the Reinsured.

b.	Reinsurance assumed by the Reinsured under obligatory reinsurance agreements, except intercompany reinsurance between the Reinsured and its affiliates and agency reinsurance where the Policies involved are to be re-underwritten in accordance with the underwriting standards of the Reinsured and reissued as Policies of the Reinsured at the next anniversary or expiration date.

c.	Financial guarantee and insolvency.

d.	Insurance Policies classified by the Reinsured as Accident and Health, Fidelity and Surety, Boiler and Machinery, Workers’ Compensation, and Credit business.

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e.	Earthquake when written as such for standalone Policies where earthquake is the only named peril.

f.	Nuclear risks as defined in the “Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance U.S.A.” attached to and forming part of this Contract.

g.	Loss or damage caused by or resulting from war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority, but this exclusion shall not apply to loss or damage covered under a standard Policy with a standard War Exclusion Clause.

h.	Loss or liability from any Pool, Association or Syndicate and any assessment or similar demand for payment related to the Florida Hurricane Catastrophe Fund or Citizens Property Insurance Corporation.

i.	All liability of the Reinsured arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Reinsured of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

j.	Loss and/or damage and/or costs and/or expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke or flood. Nevertheless, this exclusion does not preclude payment of the cost of removing debris of property damaged by a loss otherwise covered hereunder, subject always to a limit of 25% of the Reinsured’s property loss under the applicable original Policy.

k.	Loss, damage, cost or expense arising out of an act of terrorism involving the use of any biological, chemical, nuclear or radioactive agent, material, device or weapon.

l.	All liability arising out of mold, spores and/or fungus, but this exclusion shall not apply to those losses which follow as a direct result of a loss caused by a peril otherwise covered hereunder.

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2.	With the exception of subparagraphs (c), (f), (g) and (k) of paragraph (1) above, should any judicial, regulatory or legislative entity having legal jurisdiction invalidate any exclusion on the Reinsured’s Policy, any amount of loss for which the Reinsured is liable because of such invalidation will not be excluded hereunder.

3.	The Reinsured may submit to the Reinsurer, for special acceptance hereunder, business not covered by this Contract. Within seven days of receipt of such request, each Reinsurer shall accept such request, ask for additional information, or reject the request. If a Reinsurer fails to respond to a special acceptance request within seven days, the Reinsurer shall be deemed to have agreed to the special acceptance. If said business is accepted by the Reinsurer, it will be subject to the terms of this Contract, except as such terms are modified by such acceptance. Any special acceptance business covered under the reinsurance agreement being replaced by this Contract will be automatically covered hereunder. Further, in the event a Reinsurer becomes a party to this Contract subsequent to the special acceptance of any business not normally covered hereunder, the Reinsurer shall automatically accept the same as being a part of this Contract.

ARTICLE 6

RETENTION AND LIMIT

1.	As respects business subject to this Contract, the Reinsured shall retain and be liable in the aggregate during the Term of this Contract, for the Ultimate Net Loss equal to the sum of the following:

a.	$13,000,000; and

b.	20% of Earned Premium as of the end of each Reporting Period less any Adjustment Value, per the Premium Bordereaux Reporting Article.

The amount calculated above shall be referred to herein as Aggregate Retention.

2.	The Reinsurer shall then be liable for the amount by which such Ultimate Net Loss exceeds the applicable Aggregate Retention, but the liability of the Reinsurer shall be limited as follows:

a.	For each loss or Loss Occurrence, the amount of the Reinsurer’s liability shall be limited to the Occurrence Limit, which shall be equal to the lesser of:

i.	$200,000,000; or

ii.	The Occurrence Exhaustion Point, less FHCF Recoveries per paragraph (5) of the Florida Hurricane Catastrophe Fund Article, less the Aggregate Retention.

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b.	The Reinsurer’s liability for all losses and Loss Occurrences during the Term of this Contract shall be limited to the Term Aggregate Limit, which shall be equal to the lesser of:

i.	$300,000,000; or

ii.	7.5% of the Cap Basis at the end of each Reporting Period, plus 7.5% of the Flood Cap Basis at the end of each Reporting Period for Policies endorsed to include flood coverage, less FHCF Recoveries per paragraph (5) of the Florida Hurricane Catastrophe Fund Article, less the Aggregate Retention.

3.	“Occurrence Exhaustion Point” for each Loss Occurrence shall equal the sum of the following:

a.	5% of the Cap Basis at the end of the Reporting Period in which the Loss Occurrence takes place; and

b.	5% of the Flood Cap Basis at the end of the Reporting Period in which the Loss Occurrence takes place for Policies endorsed to include flood coverage.

ARTICLE 7

PREMIUM BORDEREAUX REPORTING

1.	Prior to the inception of this Contract, the Reinsured shall declare 7,000 in-force Policies and submit to Reinsurer the initial premium bordereau detailing these declared Policies. Within ten business days of receiving the initial premium bordereau, the Reinsurer shall accept the premium bordereau or ask for additional information to be considered during the review process. If the Reinsurer fails to respond to the initial premium bordereau within ten business days, the Reinsurer shall be deemed to have agreed to the premium bordereau as submitted. The declared Policies shall be subject to a maximum aggregate Cap Basis of $2,000,000,000.

2.	Within 30 days following the end of each Reporting Period, the Reinsured shall submit to the Reinsurer a premium bordereau detailing Policies covered hereunder at the last day of the respective Reporting Period, subject to the following:

a.	The Reinsured may add only Policies endorsed to include flood coverage.

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b.	In the event adding Policies per subparagraph (a) above results in an aggregate Cap Basis exceeding $2,000,000,000, the Reinsured must remove Policies not endorsed to include flood coverage.

i.	Policies shall be removed in the order of first to expire based on Policy expiration date.

ii.	Policies shall be assigned a removal date of the effective date of the flood endorsement for the given Policy added per subparagraph (a) above that subsequently increased the aggregate Cap Basis above $2,000,000,000.

c.	Within 30 days following May 31, 2015 and in the event the aggregate Cap Basis for Policies not endorsed to include flood coverage is greater than $1,000,000,000, the Reinsured shall remove Policies in the order of first to expire based on Policy expiration date until the aggregate Cap Basis for Policies not endorsed to include flood coverage is equal to or less than $1,000,000,000. Policies shall be assigned a removal date of May 31, 2015.

d.	Within 30 days following May 31, 2016, the Reinsured shall remove all Policies not endorsed to include flood coverage. Policies shall be assigned a removal date of May 31, 2016.

3.	Notwithstanding the provisions of paragraph (2) above, the aggregate Cap Basis of Business Covered hereunder shall never exceed $2,000,000,000.

4.	Each premium bordereau submitted by the Reinsured shall include the following information:

a.	Policy number

b.	Policy effective and expiration dates

c.	Policy flood endorsement effective date, if any

d.	Base Coverage A limit

e.	Base Coverage C limit

f.	Physical address

g.	Geographic coordinates

h.	Written Premium for the quarter

i.	Earned Premium for the quarter

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j.	Unearned premium

k.	Premium bordereau addition date

l.	Assigned premium bordereau removal date, if any

m.	Adjustment Value, if any

5.	“Written Premium” as used herein shall be defined as the Reinsured’s gross written premium for the classes of business reinsured hereunder, less cancellations and return premiums, and less premiums, if any, ceded by the Reinsured for reinsurance which inures to the benefit of this Contract.

6.	“Earned Premium” as used herein shall be defined written premiums under this Contract, less unearned premiums under this Contract as of the date of calculation.

7.	“Adjustment Value” as used herein shall apply to Policies removed per this Article and shall be defined as the difference between the unearned premium calculated as of the assigned removal date and the unearned premium calculated as of the last day of the Reporting Period.

ARTICLE 8

CLAIM BORDEREAUX REPORTING

1.	Within 30 days following the end of each Reporting Period, the Reinsured shall submit to the Reinsurer a claim bordereau detailing the Ultimate Net Loss on Policies reinsured by this Contract as of the last day of the respective Reporting Period.

2.	Each claim bordereau submitted by the Reinsured shall include the following information:

a.	Date of loss

b.	Claim number

c.	Paid loss

d.	Paid Loss Adjustment Expense

e.	Outstanding loss

f.	Outstanding Loss Adjustment Expense

g.	Salvage and subrogation

h.	Policy number

i.	Premium bordereau addition date

j.	Assigned premium bordereau removal date, if any

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Any claim where (a) precedes (i) or succeeds (j) shall be not be included on the claim bordereau and the Reinsurer will not be liable for such Ultimate Net Loss.

ARTICLE 9

REINSURANCE REMITTANCES

1.	As promptly as possible after the effective date of this Contract, the Reinsured shall remit to the Reinsurer ****% of the unearned premium applicable to the initial premium bordereau per paragraph (1) of the Premium Bordereaux Reporting Article.

2.	Within 30 days following the end of each Reporting Period, the Reinsured shall remit to the Reinsurer the following:

a.	“Reinsurance Premium” equal to ****% of the amount computed in accordance with the following:

i.	Written Premium for the quarter; plus

ii.	Unearned premium as of the end of the previous quarter for Policies added per paragraph (2) of the Premium Bordereaux Reporting Article; less

iii.	Unearned premium as of the end of the current quarter reassumed by the Reinsured for Policies removed per paragraph (2) of the Premium Bordereaux Reporting Article; less

iv.	Adjustment Value for the quarter;

less

b.	Claim recoveries computed in accordance with the following:

i.	Ultimate Net Loss per the Claim Bordereaux Reporting Article; less

ii.	Aggregate Retention per the Retention and Limit Article; less

iii.	Any recoveries during the quarter under the provisions of the Cash Call Article;

less

c.	Claim recoveries from all prior Reporting Periods calculated per paragraph (b) above.

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If the balance of (a) less (b) less (c) is negative, the Reinsurer shall remit to the Reinsured the balance computed.

ARTICLE 10

EXPERIENCE ACCOUNT

1.	The Reinsurer shall establish a notional Experience Account for the benefit of the Reinsured equal to the following:

a.	Reinsurance Premium; less

b.	Reinsurer expense equal to *****% of Reinsurance Premium; less

c.	Losses paid under this Contract.

2.	If the balance of the Experience Account is positive, the Reinsurer shall pay the Reinsured an amount equal to *****% of the balance within 30 days after all losses, if any, are commuted. Such payment and calculation shall not to be made until the Contract is terminated or its natural expiry. Payment of Experience Account shall be deemed full and final commutation and Reinsurer shall have no further liability under this Contract after such Experience Account payment.

ARTICLE 11

FLORIDA HURRICANE CATASTROPHE FUND

1.	The Reinsured shall provisionally purchase mandatory coverage from the Florida Hurricane Catastrophe Fund (FHCF), which per the paragraphs below shall inure to the benefit of this Contract, with the following limit and retention:

a.	90% of $597,100,000 excess of $223,400,000 (mandatory layer) for Contract Year effective June 1, 2014.

The provisional limit and retention above may increase or decrease in accordance with the provisions of the reimbursement contract between the Reinsured and the State Board of Administration of the State of Florida (SBA).

2.	The Actual FHCF Coverage shall cover both the Business Covered under this Contract and the Reinsured’s business not covered under this Contract.

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3.	The Actual FHCF Coverage shall be calculated based on the mandatory FHCF premium for both the Business Covered under this Contract and the Reinsured’s business not covered under this Contract, evaluated annually as of June 30th, and the applicable year’s FHCF Payout and Retention Multiples.

4.	The Deemed FHCF Coverage for this Contract shall be based on the mandatory FHCF premium for the Reinsured’s business not covered under this Contract evaluated annually as of June 30th, and the applicable year’s FHCF Payout and Retention Multiples. The Reinsured will report the provisional limit and retention of the Deemed FHCF Coverage to the Reinsurer within 10 business days of the inception of each Contract Year.

5.	The FHCF Recoveries calculated above and below, if positive, shall inure to the benefit of this Contract:

a.	Any loss reimbursement paid or payable to the Reinsured for the mandatory FHCF coverage and resulting from Loss Occurrences commencing during the Term of this Contract; less

b.	The amount hypothetically recoverable under the Deemed FHCF Coverage.

ARTICLE 12

DEFINITIONS

ULTIMATE NET LOSS

The term “Ultimate Net Loss” as used herein shall be defined as the sum or sums (including Loss in Excess of Policy Limits, Extra Contractual Obligations and Loss Adjustment Expense, as hereinafter defined) paid or payable by the Reinsured in settlement of claims and in satisfaction of judgments rendered on account of such claims after deduction of all salvage, all recoveries, and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Reinsured’s Ultimate Net Loss has been ascertained.

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LOSS IN EXCESS OF POLICY LIMITS AND EXTRA CONTRACTUAL OBLIGATIONS

The terms “Loss in Excess of Policy Limits” and “Extra Contractual Obligations” as used herein shall be defined as follows:

a.	“Loss in Excess of Policy Limits” shall be defined as 100% of any amount paid or payable by the Reinsured in excess of its Policy limits, but otherwise within the terms of its Policy, such loss in excess of the Reinsured’s Policy limits having been incurred because of, but not limited to, failure by the Reinsured to settle within the Policy limits or by reason of the Reinsured’s alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action.

b.	“Extra Contractual Obligations” shall be defined as 100% of any punitive, exemplary, compensatory or consequential damages paid or payable by the Reinsured, not covered by any other provision of this Contract and which arise from the handling of any claim on business subject to this Contract, such liabilities arising because of, but not limited to, failure by the Reinsured to settle within the Policy limits or by reason of the Reinsured’s alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action. An Extra Contractual Obligation shall be deemed, in all circumstances, to have occurred on the same date as the loss covered or alleged to be covered under the Policy.

Notwithstanding anything stated herein, this Contract shall not apply to any Loss in Excess of Policy Limits or any Extra Contractual Obligation incurred by the Reinsured as a result of any fraudulent and/or criminal act by any officer or director of the Reinsured acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

Further, any Loss in Excess of Policy Limits and/or Extra Contractual Obligations that are made in connection with this Contract shall not exceed 25% of the contractual loss under all Policies involved in the loss or Loss Occurrence as respects each excess layer hereunder.

LOSS ADJUSTMENT EXPENSE

The term “Loss Adjustment Expense” as used herein shall be defined as expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense, and/or appeal of claims, regardless of how such expenses are classified for statutory reporting purposes. Loss Adjustment Expense shall include, but not be limited to, interest on judgments, expenses of

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outside adjusters, expenses and a pro rata share of salaries of the Reinsured’s field employees and expenses of other employees of the Reinsured who have been temporarily diverted from their normal and customary duties and assigned to the adjustment of losses covered by this Contract, expenses of the Reinsured’s officials incurred in connection with losses covered by this Contract, and Declaratory Judgment Expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto. Loss Adjustment Expense shall not include normal office expenses or salaries of the Reinsured’s employees or officials.

DECLARATORY JUDGMENT EXPENSE

The term “Declaratory Judgment Expense” as used herein shall be defined as the Reinsured’s own costs and legal expense incurred in direct connection with declaratory judgment actions brought to determine the Reinsured’s defense and/or indemnification obligations that are assignable to specific claims arising out of Policies reinsured by this Contract, regardless of whether the declaratory judgment action is successful or unsuccessful. Any Declaratory Judgment Expense shall be deemed to have been fully incurred by the Reinsured on the same date as the original loss, if any, giving rise to the action.

CAP BASIS

“Cap Basis” as used herein shall be defined as the sum of Coverage A and Coverage C of the base Policy coverage for Business Covered.

FLOOD CAP BASIS

“Flood Cap Basis” as used herein shall be defined as the sum of Coverage A and Coverage C of the base Policy coverage for Business Covered, subject to a $250,000 per Policy cap on Coverage A and a $100,000 per Policy cap on Coverage C.

CONTRACT YEAR

“Contract Year” as used herein shall be defined as each period commencing June 1 and ending May 31 and there shall be three Contract Years under this Contract being June 1, 2014 through May 31, 2015, June 1, 2015 through May 31, 2016, and June 1, 2016 through May 31, 2017.

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REPORTING PERIOD

“Reporting Period” as used herein shall be defined as any one period of June 1 through September 30, October 1 through December 31, January 1 through March 31, or April 1 through May 31 of any Contract Year.

TERM OF THIS CONTRACT

“Term of this Contract” as used herein shall be defined as the period from 12:00:01 a.m., Eastern Time, June 1, 2014, through 11:59:59 p.m., Eastern Time, May 31, 2017. However, if this Contract is terminated, Term of this Contract as used herein shall mean the period from 12:00:01 a.m., Eastern Time, June 1, 2014 to the effective time and date of termination.

ARTICLE 13

LOSS OCCURRENCE DEFINITION

LOSS OCCURRENCE

1.	The term “Loss Occurrence” as used herein shall be defined as the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one Loss Occurrence shall be limited to all individual losses sustained by the Reinsured occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event except that the term Loss Occurrence shall be further defined as follows:

a.	As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Reinsured occurring during any period of 96 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

b.

As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Reinsured occurring during any period of 96 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 96 consecutive hours may be extended in

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respect of individual losses which occur beyond such 96 consecutive hours during the continued occupation of an insured’s premises by strikers, provided such occupation commenced during the aforesaid period.

c.	As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the opening paragraph of this Article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Reinsured’s Loss Occurrence.

d.	As regards freeze, only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks) may be included in the Reinsured’s Loss Occurrence.

e.	As regards firestorms, brush fires and any other fires or series of fires, irrespective of origin (except as provided in subparagraphs (b) and (c) above), which spread through trees, grassland or other vegetation, all individual losses sustained by the Reinsured which occur during any period of 168 consecutive hours within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another may be included in the Reinsured’s Loss Occurrence.

2.	For all Loss Occurrences, the Reinsured may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Reinsured arising out of that disaster, accident or loss and provided that only one such period of 168 consecutive hours shall apply with respect to one event, except for any Loss Occurrence referred to in subparagraph (a) or (b) of paragraph (1) above where only one such period of 96 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

3.	No individual losses occasioned by an event that would be covered by the 96 hours clauses may be included in any Loss Occurrence claimed under the 168 hours provision.

ARTICLE 14

ACCESS TO RECORDS

The Reinsurer or its designated representatives shall have access to the books and records of the Reinsured on matters relating to this reinsurance at all reasonable times, and at the

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location where such books and records are maintained in the ordinary course of business, for the purpose of obtaining and making copies of information concerning this Contract or the subject matter thereof. Notification of a request for inspection of records shall be sent to the Reinsured by the Reinsurer in written form. The Reinsurer’s right of audit and inspection shall continue as long as either party has a claim against the other arising out of this Contract.

ARTICLE 15

ARBITRATION

1.	As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Reinsured, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Underwriters at Lloyd’s. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, the two Arbiters shall request the American Arbitration Association to appoint the Umpire. If the American Arbitration Association fails to appoint the Umpire within 30 days after it has been requested to do so, either party may request a justice of a court of general jurisdiction of the state in which the arbitration is to be held to appoint the Umpire.

2.	Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

3.

If more than one reinsurer is involved in the same dispute, all such reinsurers shall, at the option of the Reinsured, constitute and act as one party for purposes of this Article and communications shall be made by the Reinsured to each of the reinsurers constituting one

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party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

4.	Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

5.	Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract. Notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Florida.

ARTICLE 16

CASH CALL

In the event that at any time the Reinsured becomes obligated to make a payment or series of payments for losses which exceed the Aggregate Retention, the Reinsured shall present to the Reinsurer an itemized statement of the amounts payable hereunder. The Reinsurer shall be obligated (subject to the terms and conditions of this Contract) to make a payment to the Reinsured of the amount requested within 10 days of receipt of the statement from the Reinsured. Cash loss amounts specifically remitted by the Reinsurer as set forth herein shall be credited to the next quarterly account.

ARTICLE 17

COMMUTATION

1.	The Reinsured may request commutation of the Reinsurer’s portion of any excess loss hereunder represented by any outstanding claim or claims at termination or anytime within 36 months thereafter. The Reinsured shall submit a statement of valuation of the outstanding claim or claims showing the elements considered reasonable to establish the Ultimate Net Loss and the Reinsurer shall pay the amount requested.

2.	If agreement, as outlined in paragraph (1) above, cannot be reached, the effort can be abandoned or alternately the Reinsured and the Reinsurer may mutually appoint an actuary or appraiser to investigate, determine and capitalize such claim or claims. If both parties then agree, the Reinsurer shall pay its proportion of the amount so determined to be the capitalized value of such claim or claims.

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3.	If the parties, as outlined in the paragraphs (1) and (2) above, fail to agree, they may abandon the effort or they may agree to settle any difference using a panel of three actuaries, one to be chosen by each party and the third by the two so chosen. If either party refuses or neglects to appoint an actuary within 30 days, the other party may appoint two actuaries. If the two actuaries fail to agree on the selection of a third actuary within 30 days of their appointment, each of them shall name two, of whom the other shall decline one and the decision shall be made by drawing lots. All the actuaries shall be Fellows of the Casualty Actuarial Society or of the American Academy of Actuaries. None of the actuaries shall be under the control of either party to this Contract.

4.	Each party shall submit its case to its actuary within 30 days of the appointment of the third actuary. The decision in writing of any two actuaries, when filed with the parties hereto, shall be final and binding on both parties. The expense of the actuaries and of the commutation shall be equally divided between the two parties. Said commutation shall take place in Tampa, Florida unless some other place is mutually agreed upon by the Reinsured and the Reinsurer.

ARTICLE 18

CONFIDENTIALITY

1.	The Reinsurer hereby acknowledges that the terms and conditions of this Contract, any materials provided in the course of audit or inspection and any documents, information and data provided to it by the Reinsured, whether directly or through an authorized agent, in connection with the placement and execution of this Contract (hereinafter referred to as “Confidential Information”) are proprietary and confidential to the Reinsured. Confidential Information shall not include documents, information or data that the Reinsurer can show:

a.	Are publicly available or have become publicly available through no unauthorized act of the Reinsurer;

b.	Have been rightfully received from a third person without obligation of confidentiality; or

c.	Were known by the Reinsurer prior to the placement of this Contract without an obligation of confidentiality.

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2.	Absent the written consent of the Reinsured, the Reinsurer shall not disclose any Confidential Information to any third parties, including any affiliated companies (except to the extent necessary to enable affiliated companies or third parties engaged by the Reinsurer to perform services related to this Contract on behalf of the Reinsurer), except:

a.	When required by retrocessionaires subject to the business ceded to this Contract;

b.	When required by regulators performing an audit of the Reinsurer’s records and/or financial condition;

c.	When required by external auditors performing an audit of the Reinsurer’s records in the normal course of business;

d.	When required by attorneys in connection with an actual or potential dispute hereunder; or

e.	When required for the Reinsurer’s internal operations directly related to carrying out the terms and conditions of this Contract.

Further, the Reinsurer agrees not to use any Confidential Information for any purpose not related to the performance of its obligations or enforcement of its rights under this Contract.

3.	Notwithstanding the above, in the event that the Reinsurer is required by court order, other legal process or any regulatory authority to release or disclose any or all of the Confidential Information, the Reinsurer agrees to the extent legally permissible to provide the Reinsured with written notice of same at least 10 days prior to such release or disclosure and to use its best efforts to assist the Reinsured in maintaining the confidentiality provided for in this Article.

4.	The provisions of this Article shall extend to the officers, directors, shareholders and employees of the Reinsurer and its affiliates, and shall be binding upon their successors and assigns.

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ARTICLE 19

CURRENCY

1.	Whenever the word “Dollars” or the “$” sign appears in this Contract, they shall be construed to mean United States Dollars and all transactions under this Contract shall be in United States Dollars.

2.	Amounts paid or received by the Reinsured in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Reinsured.

ARTICLE 20

ENTIRE AGREEMENT

This Contract and any related trust agreement, Letter of Credit and/or special acceptance, shall constitute the entire agreement between the parties hereto with respect to the business being reinsured hereunder, and there are no understandings between the parties hereto other than as expressed in this Contract. Any change or modification to this Contract shall be null and void unless made by written amendment to this Contract and signed by a duly authorized officer of each of the parties hereto.

ARTICLE 21

ERROR AND OMISSIONS

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

ARTICLE 22

FEDERAL EXCISE TAX

1.	The Reinsurer has agreed to allow, for the purpose of paying the Federal Excise Tax, the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

2.	In the event of any return of premium becoming due hereunder, the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Reinsured or its agent should take steps to recover the tax from the United States Government.

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ARTICLE 23

GOVERNING LAW

This Contract shall be governed by and construed in accordance with the laws of the State of Florida.

ARTICLE 24

INSOLVENCY

1.	If more than one reinsured company is included within the definition of “Reinsured” hereunder, this Article shall apply individually to each such company.

2.	In the event of the insolvency of one or more of the Reinsured’s companies, this reinsurance shall be payable directly to the Reinsured or to its liquidator, receiver, conservator or statutory successor, with reasonable provision for verification, on the basis of the liability of the Reinsured or on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Reinsured or because the liquidator, receiver, conservator or statutory successor of the Reinsured has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Reinsured shall give written notice to the Reinsurer of the pendency of a claim against the Reinsured indicating the Policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Reinsured or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Reinsured as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Reinsured solely as a result of the defense undertaken by the Reinsurer.

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3.	Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Reinsured.

4.	It is further understood and agreed that, in the event of the insolvency of one or more of the Reinsured’s companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Reinsured or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee or other party as more specifically limited by any statute or regulation applicable hereto, of such reinsurance in the event of the insolvency of the Reinsured or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such Policy obligations of the Reinsured as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Reinsured to such payees. However, the exceptions provided in (1) and (2) above shall apply only to the extent that applicable statutes or regulations specifically permit such exceptions.

ARTICLE 25

LATE PAYMENTS

1.	The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

2.	In the event any premium, loss or other payment due either party is not received by the payment due date, the party to whom payment is due may require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month at a per annum rate of 5%.

It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the party to whom payment is due.

3.	If the interest rate provided under this Article exceeds the maximum interest rate allowed by any applicable law or is held unenforceable by an arbitrator or a court of competent jurisdiction, such interest rate shall be modified to the highest rate permitted by the applicable law, and all remaining provisions of this Article and Contract shall remain in full force and effect without being impaired or invalidated in any way.

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4.	The establishment of the due date shall, for purposes of this Article, be determined as follows:

a.	As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal of the initial billing for each such payment.

b.	Any claim or loss payment due the Reinsured hereunder shall be deemed due 30 days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 30 days, interest will accrue on the payment amount overdue in accordance with paragraphs (2) and (3) above, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

c.	As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs (a) and (b) of this paragraph, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days following transmittal of written notification that the provisions of this Article have been invoked.

5.	Nothing herein shall be construed as limiting or prohibiting a Reinsurer from contesting the validity of any claim, or from participating in the defense of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

6.	Interest penalties arising out of the application of this Article that are $1,000 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.

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ARTICLE 26

LIABILITY OF THE REINSURER

1.	The liability of the Reinsurer shall follow that of the Reinsured in every case and be subject in all respects to all the general and specific stipulations, clauses, waivers, interpretations and modifications of the Reinsured’s Policies and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

2.	Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.

ARTICLE 27

LOSS NOTICES AND SETTLEMENTS

1.	Whenever losses sustained by the Reinsured appear likely to result in a claim hereunder, the Reinsured shall notify the Reinsurer, and the Reinsurer shall have the right to participate in the adjustment of such losses at its own expense.

2.	All loss settlements made by the Reinsured, provided they are within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid within 14 days) by the Reinsured. Notwithstanding the foregoing, and subject to the provisions set forth under paragraph (2) of the Exclusions Article, should any judicial, regulatory, or legislative entity having legal jurisdiction require that the Reinsured be liable for any amounts that are otherwise outside the terms of the Reinsured’s original Policies, the Reinsurer agrees that such amounts shall be subject always to the terms and conditions of this Contract.

ARTICLE 28

NO ASSIGNMENT

Neither party shall assign its rights or obligations hereunder to any other entity, whether or not an affiliate, without the express written consent of the other party, and any purported assignment in violation of this provision shall be deemed to not have occurred for the purposes of this Contract.

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ARTICLE 29

NON-WAIVER

The failure of the Reinsured or the Reinsurer to insist on compliance with this Contract or to exercise any right or remedy hereunder shall not constitute a waiver of any rights or remedies contained herein nor prevent either party from thereafter demanding full and complete compliance nor prevent either party from exercising such rights or remedies with respect to similar situations in the future.

ARTICLE 30

NOTICES AND AGREEMENT EXECUTION

1.	Whenever a notice, statement, report or any other written communication is required by this Contract, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

2.	The use of any of the following shall constitute a valid execution of this Contract or any amendments thereto:

a.	Paper documents with an original ink signature;

b.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

c.	Electronic records with an electronic signature made via an electronic agent. For the purposes of this Contract, the terms “electronic record”, “electronic signature” and “electronic agent” shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

3.	This Contract may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

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ARTICLE 31

OFFSET

The Reinsured and the Reinsurer, each at its option, may offset any balance or balances, whether on account of premiums, claims and losses, Loss Adjustment Expenses or salvages due from one party to the other under this Contract or any other Contract between the Parties.

ARTICLE 32

OTHER REINSURANCE

Notwithstanding the provisions of the Florida Hurricane Catastrophe Fund Article, the Reinsured shall be permitted to carry other reinsurance, recoveries under which shall inure solely to the benefit of the Reinsured and be entirely disregarded in applying all of the provisions of this Contract, other than FHCF recoveries as set forth herein.

ARTICLE 33

SALVAGE AND SUBROGATION

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Reinsured, less the actual cost, excluding salaries of officials and employees of the Reinsured and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Reinsured for its primary loss. The Reinsured hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights if, in the Reinsured’s opinion, it is economically reasonable to do so.

ARTICLE 34

SERVICE OF SUIT

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities.)

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1.	This Article will not be read to conflict with or override the obligations of the parties to arbitrate their disputes as provided for in the Arbitration Article. This Article is intended as an aid to compelling arbitration or enforcing such arbitration or arbitral award, not as an alternative to the Arbitration Article for resolving disputes arising out of this Contract.

2.	In the event the Reinsurer fails to pay any amount claimed to be due hereunder or fails to otherwise perform its obligations hereunder, the Reinsurer, at the request of the Reinsured, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. The Reinsurer, once the appropriate court is accepted by the Reinsurer or is determined by removal, transfer or otherwise, as provided for above, will comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against any Reinsurer participant upon this Contract, will abide by the final decision of such court or of any Appellate Court in the event of an appeal.

3.	Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the Office of the General Counsel, Berkshire Hathaway Insurance Group, 100 First Stamford Place, Suite 200, Stamford CT 06902, upon whom service of process may be served by any lawful process in any action, suit or proceeding instituted by or on behalf of the Reinsured or any beneficiary hereunder arising out of this Contract.

ARTICLE 35

SEVERABILITY

If any provision of this Contract shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

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ARTICLE 36

TAXES

In consideration of the terms under which this Contract is issued, the Reinsured will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America of the District of Columbia.

ARTICLE 37

THIRD PARTY RIGHTS

This Contract is solely between the Reinsured and the Reinsurer, and in no instance shall any other party have any rights under this Contract except as expressly provided otherwise in the Insolvency Article.

ARTICLE 38

INTERMEDIARY

Advocate Reinsurance Partners, LLC, is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, reports and statements) relating to this Contract will be transmitted to the Reinsured or the Reinsurer through Advocate Reinsurance Partners, LLC, 2501 North Harwood Street, Suite 1250, Dallas, Texas 75201. Notwithstanding the foregoing, all payments (including but not limited to premium, return premium, commissions, taxes, losses, Loss Adjustment Expense, salvages and loss settlements) under this Contract shall be made directly between the Reinsured and the Reinsurer.

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NUCLEAR INCIDENT EXCLUSION CLAUSE - PHYSICAL DAMAGE – REINSURANCE U.S.A.

1.	This Reinsurance does not cover any loss or liability accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.	Without in any way restricting the operation of paragraph (1) of this clause, this Reinsurance does not cover any loss or liability accruing to the Reinsured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material”, and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3.	Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate:

(a)	where Reinsured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

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4.	Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reinsured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.	It is understood and agreed that this clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reinsured to be the primary hazard.

6.	The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.	Reinsured to be sole judge of what constitutes:

(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

Note: Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that:

(a)	all Policies issued by the Reinsured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)	with respect to any risk located in Canada, Policies issued by the Reinsured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

ARP-HCI-02-XOL-FLD-14 DOC: May 21, 2014	ARP 35B

SANCTION LIMITATION AND EXCLUSION CLAUSE

No reinsurer shall be deemed to provide cover and no reinsurer shall be liable to pay any claim or provide any benefit hereunder to the extent that the provision of such cover, payment of such claim or provision of such benefit would expose that reinsurer to any sanction, prohibition or restriction under United Nations resolutions or the trade or economic sanctions, laws or regulation of the European Union, United Kingdom or United States of America.

ARP-HCI-02-XOL-FLD-14 DOC: May 21, 2014	ARP 950